EXHIBIT 3(e)

LENNAR CORPORATION

AMENDED AND RESTATED

BYLAWS

(February 16, 2004)

ARTICLE I

Offices

Section 1. Principal Office. The principal office of the Corporation shall be located in the City of Wilmington, County of New Castle, State of Delaware, and the name of the resident agent in charge thereof shall be The Corporation Trust Company.

Section 2. Other Offices. The Corporation may also have offices at such other places, within or outside of the State of Delaware, as the Board of Directors may from time to time appoint or the business of the Corporation may require.

ARTICLE II

Seal

The corporate seal shall be circular in form and shall contain the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”.

ARTICLE III

Meeting of Stockholders

Section 1. Place of Meeting. All meetings of stockholders for the election of Directors shall be held at Miami, Florida, provided that at least ten (10) days’ notice must be given to the stockholders entitled to vote thereat of the place so fixed. All other meetings of the stockholders shall be held at such place or places, within or without the State of Delaware, as may from time to time be fixed by the Board of Directors, or as shall be specified in the respective notices or waivers of notice thereof.

Section 2. Annual Meetings. The Annual Meeting of Stockholders shall be held on the first Tuesday after the first Monday in the month of April of each year after 1997 if not a legal holiday, and if a legal holiday then on the next day following, at 11:00 A.M., at which meeting the holders of shares of Common Stock shall elect Directors and transact such other business as may properly be brought before the meeting. Stockholders shall not be entitled to vote cumulatively in the election of Directors.

The Board of Directors shall have the authority to postpone the Annual Meeting of Stockholders, subject, however, to the requirements of Section 3 of Article VIII of these Bylaws.

Section 3. Special Meetings. Special meetings of stockholders for any purpose or purposes may be called by the President or by the Directors (either by written instrument signed by majority or by resolution adopted by a vote of the majority), and special meetings shall be called by the President or the Secretary whenever stockholders owning a majority of any class of capital stock issued, outstanding and entitled to vote at such meeting so request in writing. Such request shall state the purpose or purposes of the proposed meeting.

Section 4. Notice. Written or printed notice of every meeting of stockholders, annual or special, stating the time and place thereof, and, if a special meeting, the purpose or purposes in general terms for which the meeting is called, shall not less than ten (10) days before such meeting be served upon or mailed to each stockholder entitled to vote thereat, at his address as it appears upon the books of the Corporation or, if such stockholder shall have filed with the Secretary of the Corporation a written request that notices intended for him be mailed to some other address, then to the address designated in such request.

Notice of the time, place and/or purpose of any meeting of stockholders may be dispensed with if every stockholder entitled to vote thereat shall attend either in person or by proxy, or if every absent stockholder entitled to such notice shall in writing, filed with the records of the meeting, either before or after the holder thereof, waive such notice.

Section 5. Quorum. Except as otherwise provided by law or by the Certificate of Incorporation or by these Bylaws, the presence in person or by proxy at any meeting of stockholders of the holders of a majority in voting power, but not less than one-third in number, of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote thereat, shall be requisite and shall constitute a quorum. In the event that any business to be transacted at such meeting requires the affirmative vote of any class of stock of the Corporation, the presence in person or by proxy at such meeting of the holders of a majority in voting power of the issued and outstanding shares of stock of such class shall be requisite and shall constitute a quorum of the shares of that class, except where otherwise provided by law or the Certificate of Incorporation. If, however, such majority in voting power or one-third in number of the shares of the capital stock of the Corporation or such majority in voting power of the shares of a class, as the case may be, shall not be represented at any meeting of the stockholders regularly called, the holders of a majority in voting power of the shares, or a majority in voting power of the shares of the class, as the case may be, present or represented and entitled to vote thereat shall have the power to adjourn the meeting to another time, or to another time and place, without notice other than announcement of adjournment at the meeting, and there may be successive adjournments for like cause and in like manner until the requisite amount of shares entitled to vote at such meeting shall be represented. At such adjourned meeting at which the requisite amount of shares entitled to vote thereat shall be represented, any business may be transacted which might have been transacted at the meeting as originally notified.

Section 6. Votes, Proxies. Except as otherwise provided Certificate of Incorporation, at each meeting of stockholder every holder of record of shares of Common Stock at the closing of the transfer books, if closed, or on the date set by the Board of Directors for the determination of stockholders entitled to vote at such meeting, shall have one vote for each share of Common Stock registered in his name on the books of the Corporation. At each such meeting every stockholder entitled to vote may vote in person, or by proxy appointed by an Instrument in writing subscribed by such stockholder and bearing a date not more than three years prior to the meeting in question, unless said instrument provides for a longer period during which it is to remain in force.

All elections of Directors shall be held by ballot. If the Chairman of the meeting shall so determine a vote may be taken upon any other matter by ballot and shall be so taken upon the request of any stockholder entitled to vote on such matter.

At elections of Directors the Chairman shall appoint two inspectors of election, who shall first take and subscribe an oath or affirmation faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of their ability and who shall take charge of the polls and after the balloting shall make a certificate of the result of the vote taken; but no Director or candidate for the office of Director shall be appointed as such inspector.

Section 7. Organization. The Chairman of the Board or, in his absence or at his request, the President or, in the absence or at the request of both the Chairman of the Board and the President, a Vice President shall call meetings of the stockholders to order and shall act as chairman thereof. The Secretary of the Corporation, if present, shall act as secretary of all meetings of stockholders and, in his absence, the presiding officer may appoint a secretary.

ARTICLE IV

Directors

Section 1. Number. The business and property shall be conducted and managed by a Board consisting of not less than three, and not more than fifteen, Directors, none of whom need to be a stockholder. The Board of Directors of the Corporation shall initially be composed of nine Directors, but the Board may at any time by resolution increase or decrease the number of Directors, although the number may never be decreased to less than three, nor increased to more than fifteen, and the vacancies resulting from any such increase shall be filled as provided in Section 3 of this Article IV.

Section 2. Term of Office. The Board of Directors will be divided into three classes, each of which will have the highest whole number of directors obtained by dividing the number of directors, constituting the whole Board by three, with any additional Directors allocated, one to a class, to the classes designated by the Board of Directors. The Directors of each class will serve for a term of three years, and until their successors are elected and qualified, or, with regard to any Director until that Director’s earlier death or resignation, except that as to Directors elected at the first annual meeting of stockholders at which Directors are elected in classes, the term of Directors of one class will expire at the annual meeting of stockholders following the first annual meeting at which Directors are elected in classes and the term of Directors of a second class will expire at the second annual meeting of stockholders following the first annual meeting at which Directors are elected in classes. If at any time the number of Directors constituting the entire Board is increased and that increased number of directors is not evenly divisible by three, the Board of Directors may at the time of the increase determine to which class or classes to allocate the newly created directorships in excess of the number which makes the number of directors constituting the entire board evenly divisible by three.

Section 3. Vacancies. If any vacancy shall occur among the Directors, other than a vacancy resulting from removal of a Director, or if the number of Directors shall at any time be increased, the Directors in office, although less than a quorum, by a majority vote may fill the vacancy or newly created Directorships, or any such vacancy or newly created Directorships may be filled by the stockholders at any meeting. If a vacancy shall occur among the Directors because of the removal of a Director, that vacancy may only be filled by the stockholders at an annual meeting of stockholders. A person elected to fill a vacancy or newly created Directorship in any class or Directors will serve until the next election of the Directors of that class and until the person’s successor is elected and qualified.

Section 4. Removal by Stockholders. The holders of record of the common Stock of the Corporation may in their discretion at any meeting duly called for the purpose, by a majority vote, remove for cause any Director or Directors originally elected by them or remove for cause any Director or Directors who filled a vacancy or vacancies created by the death or registration of any Director or Directors originally elected by them.

Section 5. Meetings. Meetings of the Board of Directors shall be held at such place within or without the State of Delaware, as may from time to time be fixed by resolution of the Board or by the Chairman of the Board or the President and as may be specified in the notice or waiver of notice of any meeting. Meetings may be held at any time upon the call of the Chairman of the Board or of the

President or of the Secretary or any two (2) of the Directors in office by oral, telegraphic, or written notice, duly served or sent or mailed to each Director not less than two days before such meeting. Meetings may be held at any time and place without notice if all the Directors are present or if those not present shall, in writing or by telegram, waive notice thereof. A regular meeting of the Board may be held without notice immediately following the annual meeting of stockholders at the place where such annual meeting is held. Regular meetings of the Board may also be held without notice at such time and place as shall from time to time be determined by resolution of the Board.

Section 6. Quorum. A majority of the Directors shall constitute a quorum for the transaction of business. If at any meeting of the Board there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time without notice other than announcement of the adjournment at the meeting, and at such adjourned meeting at which a quorum is present any business may be transacted which might have been transacted at the meeting as originally notified.

Section 7. Compensation. In the discretion of the Board of Directors, the Directors may be paid compensation for their services as Directors on an annual or other periodic basis or may be paid a fixed sum for attendance at meetings. The Board of Directors also may allow expenses of attendance, if any, at any regular or special meeting thereof. Nothing in this Section shall be construed to preclude a Director from serving the Corporation in any other capacity and receiving compensation therefor.

ARTICLE V

Executive Committee

Section 1. Executive Committee. The Board of Directors may appoint an Executive Committee of three or more members, to serve during the pleasure of the Board, to consist of such Directors as the Board may from time to time designate. The Chairman of the Executive Committee shall be designated by the Board of Directors.

Section 2. Procedure. The Executive Committee, by a vote of a majority of its members, shall fix its own times and places of meeting, shall determine the number of its members constituting a quorum for the transaction of business, and shall prescribe its own rules of procedure; no change in which shall be made save by a majority vote of its members.

Section 3. Powers. Except as otherwise provided by the Certificate of Incorporation or by law, during the intervals between the meetings of the Board of Directors, the Executive Committee shall possess and may exercise all the powers of the Board in the management and direction of the business and affairs of the Corporation, except that it shall not have the power (1) to declare dividends or other distributions to stockholders, (2) to elect officers of the Corporation, (3) to amend the Bylaws, (4) to increase or decrease the number of Directors, (5) to fill vacancies in the Board of Directors or newly created Directorships, (6) to authorize the sale or issuance of any stock of the Corporation, or (7) to negate any action of the Board of Directors.

Section 4. Reports. The Executive Committee shall keep regular minutes of its proceedings and all action by the Executive Committee shall be reported to the Board of Directors at its next meeting. Such action shall be subject to review, by the Board, provided that no rights of third parties shall be affected by such review.

ARTICLE VI

Independent Directors Committee

*Pursuant to Article XIV, this Article was repealed in its entirety on November 30, 2002

Section 1. Independent Directors Committee. The Board of Directors shall appoint an Independent Directors Committee consisting of three or more Directors, none of whom in an officer or employee of the Corporation or of a subsidiary of the Corporation, and none of whom is a director, officer or employee of LPC, Inc., or a subsidiary of LPC, Inc. (each, an “Independent Directors”). The Chairman of the Independent Directors Committee shall be selected by the Committee.

Section 2. Procedure. All actions of the Independent Directors Committee will require the vote of a majority of the members present at a meeting at which a quorum is present. A quorum of the Independent Directors Committee will be a majority of its members. The Independent Directors Committee, by a vote of a majority of its members, shall fix its own times and places of meeting, and shall prescribe its own rules of procedure, no change in which shall be made save by majority vote of its members.

Section 3. Powers. The Corporation may not take any of the following actions, and the Board of Directors may not appear or authorize any of the following actions (if its approval or authorization is required), unless the action has been approved by the Independent Directors Committee:

(i)	Instruct or permit the representatives of its subsidiary on the Executive Committee of Lennar Land Partners to vote or consent with regard to any item which requires the unanimous vote of that Executive Committee as provided in the Partnership Agreement of Lennar Land Partners without approval of the Independent Directors Committee.

(ii)	Contribute, or permit any of its subsidiaries to contribute, any assets to Lennar Land Partners without the approval of the Independent Directors Committee (however, a recommendation by the Corporation or a subsidiary that Lennar Land Partners acquire a property from an unrelated person will not be deemed a contribution of that property by the Corporation or by the subsidiary and will not require the approval of the Independent Directors Committee) as provided in this section.

(iii)	Exercise any option to purchase property from Lennar Land Partners unless the form of the option was approved by the Independent Directors Committee or re-set the exercise price of any such option unless the re-set exercise price was approved by the Independent Directors Committee.

(iv)	Purchase any property or other assets from Lennar Land Partners (whether an exercise of an option or otherwise) in a transaction or series of related transactions as to which the purchase price to be paid by the Corporation or its subsidiary exceeds $10 million.

(v)

Incur, or permit any of its subsidiaries to incur, guarantee or otherwise become obligated with regard to any indebtedness which will cause the Corporation and its subsidiaries to have a consolidated ratio of debt to tangible net worth which is more than 25:1 (computed as provided in the agreements governing the Corporation’s principal borrowing facility) or a ratio of earnings to fixed charges for the most recent twelve month period (computed as provided in Item 503 of Securities and Exchange Commission Regulation S-K, or any successor to that Item) which is less than 2:1.

(vi)	Enter into, or permit any of its subsidiaries to enter into, any transactions with LPC, Inc. or any of its subsidiaries.

(vii)	Agree to any amendment of, or give any waiver or consent under, a Separation and Distribution Agreement dated June 10, 1997, between the Corporation and LPC, Inc.

In order to enable the Independent Directors Committee to evaluate transactions which are subject to clause (iv), the President of the Corporation will report to the Independent Directors Committee with regard to exercises by the Corporation of options to purchase properties or other assets from Lennar Land Partners not less frequently than once each fiscal quarter, and in any event whenever the aggregate paid or to be paid by the Corporation or its subsidiaries with regard to exercises which were not previously reported exceeds $25 million.

Section 4. Minutes. The Independent Directors Committee shall keep regular minutes of its proceedings, which will be filed with the minutes of the meetings of the Board of Directors.

ARTICLE VII

Officers

Section 1. Officers. The Board of Directors shall elect, as executive officers, a President, a Vice President, a Secretary and a Treasurer, and in their discretion a Chairman of the Board, additional Vice Presidents and one or more Assistant Secretaries and Assistant Treasurers. Such officers shall be elected annually by the Board of Directors at its first meeting following the annual meeting of stockholders, and each shall hold office until the corresponding meeting of the Board in the next year and until his successor shall have been duly elected and qualified or until he shall have died or resigned or shall have been removed, in the manner provided herein. The powers and duties of Secretary and Treasurer may be exercised and performed by the same person, and a Vice President may at the same time hold any other single office except that of President.

Section 2. Vacancies. Any vacancy in any office may be filled for the unexpired portion of the term by the Board of Directors, at any regular or special meeting.

Section 3. Chairman of the Board. The Chairman of the Board, if elected, shall be a member of the Board of Directors and shall preside at its meetings. He shall keep in close touch with the administration of the affairs of the Corporation, shall advise and counsel with the President, and, in his absence, with other executives of the Corporation, and shall perform such other duties as may from time to time be assigned to him by the Board of Directors.

Section 4. President. The President shall be a member of the Board of Directors and the chief executive officer of the Corporation. Subject to the directions of the Board of Directors, he shall have and exercise direct charge of and general supervision over the business and affairs of the Corporation and shall perform all duties incident to the office of a president of a corporation, and such other duties as from time to time may be assigned to him by the Board of Directors.

Section 5. Vice Presidents. Each Vice President shall have and exercise such powers and shall perform such duties as from time to time may be conferred upon or assigned to him by the Board of Directors, or as may be delegated to him by the Chairman of the Board or by the President.

Section 6. Secretary. The Secretary shall keep the minutes of all meetings of the stockholders and of the Board of Directors in books provided for the purpose; he shall see that all notices are duly given in accordance with the provisions of law and these Bylaws; he shall be custodian of the records and of the corporate seal or seals of the Corporation; he shall see that the corporate seal is affixed to all documents, the execution of which, on behalf of the Corporation, under its seal, is duly authorized and when the seal is so affixed he may attest the same; he may sign, with the President or a Vice President, certificates of stock of the Corporation; and in general, he shall perform all duties incident to the office of a secretary of a corporation, and such other duties as from time to time may be assigned to him by the Board of Directors.

Section 7. Assistant Secretaries. The Assistant Secretaries in order of their seniority shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties as the Board of Directors shall prescribe.

Section 8. Treasurer. The Treasurer shall have charge of and be responsible for all funds, securities, receipts and disbursements of the Corporation, and shall deposit, or cause to be deposited, in the name of the Corporation, all moneys or other valuable effects in such banks, trust companies or other depositories as shall, from time to time, be selected by the Board of Directors; he may endorse for collection on behalf of the Corporation checks, notes and other obligations; he may sign receipts and vouchers for payments made to the Corporation; singly or jointly with another person as the Board of Directors may authorize, he may sign checks of the Corporation and pay out and dispose of the proceeds under the direction of the Board; he shall render to the President and to the Board of Directors, whenever requested, an account of the financial condition of the Corporation; he may sign, with the President or a Vice President, certificates of stock of the Corporation; and in general, shall perform all the duties incident to the office of a treasurer of a corporation, and such other duties as from time to time may be assigned to him by the Board of Directors.

Section 9. Assistant Treasurers. The Assistant Treasurers in order of their seniority shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties as the Board of Directors shall prescribe.

Section 10. Subordinate Officers. The Board of Directors may appoint such subordinate officers as it may deem desirable. Each such officer shall hold office for such period, have such authority and perform such duties as the Board of Directors may prescribe. The Board of Directors may, from time to time, authorize any officer to appoint and remove subordinate officers and to prescribe the powers and duties thereof.

Section 11. Compensation. The Board of Directors shall have the power to fix the compensation of all officers of the Corporation. It may authorize any officer, upon whom the power of appointing subordinate officers may have been conferred, to fix the compensation of such subordinate officers.

Section 12. Removal. Any officer of the Corporation may be removed, with or without cause, by a majority vote of the Board of Directors at a meeting called for that purpose.

Section 13. Bonds. The Board of Directors may require any officer of the Corporation to give a bond to the Corporation, conditional upon the faithful performance of his duties, with one or more sureties and in such amount as may be satisfactory to the Board of Directors.

ARTICLE VIII

Certificates of Stock

Section 1. Form and Execution of Certificates. The Interest of each stockholder of the Corporation shall be evidenced by a certificate or certificates for shares of stock in such form as the Board of Directors may from time to time prescribe. The certificates of stock of each class shall be consecutively numbered and signed by the President or a Vice President and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer of the Corporation, and may be countersigned and registered in such manner as the Board of Directors may by resolution prescribe, and shall bear the corporate seal or a printed or engraved facsimile thereof. Where any such certificate is signed by a transfer agent or transfer clerk acting on behalf of the Corporation and by a registrar, the signatures of any such President, Vice President, Treasurer, Assistant Treasurer, Secretary or Assistant Secretary may be facsimiles, engraved or printed. In case any officer or officers who shall have signed, or whose facsimile signature or signatures shall have been used on any such certificate or certificates shall cease to be such officer or officers, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates may nevertheless be issued and delivered by the Corporation as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures shall have been used thereon had not ceased to be such officer or officers.

Section 2. Transfer of Shares. The shares of the stock of the Corporation shall be transferred on the books of the Corporation by the holder thereof in person or by his attorney lawfully constituted, upon surrender for cancellation of certificates for the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof or guaranty of the authenticity of the signature as the Corporation or its agents may reasonably require. The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, save as expressly provided by law.

Section 3. Dates of Record. If deemed expedient, the Board of Directors may fix in advance a date for such length of time (not exceeding fifty (50) days) as the Board may determine, preceding the date of any meeting of stockholders, or the date for the payment of any dividend, or the date for the allotment of rights or the date when any issuance, change, conversion or exchange of capital stock shall go into effect, as a record date for the determination of the stockholders entitled to notice of, and to vote at, any such meeting or entitled to receive payment of any such dividend or to any such allotment of rights, or to exercise the rights in respect of any such issuance, change, conversion or exchange of capital stock, as the case may be, and in such case only such stockholders as shall be stockholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting, or to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any stock on the books of the Corporation after any record date fixed as aforesaid.

Section 4. Lost or Destroyed Certificates. In case of the loss or destruction of any certificate of stock a new certificate may be issued upon the following conditions:

The owner of said certificate shall file with the Secretary of the Corporation an affidavit giving the facts in relation to the ownership, and in relation to the loss or destruction of said certificate, stating its number and the number of shares represented thereby; such affidavit to be in such form and contain such statements as shall satisfy the President and Secretary that said certificate has been accidentally destroyed or lost, and that a new certificate ought to be issued in lieu thereof. Upon being so satisfied, the President and Secretary, shall, unless otherwise approved by the Board of Directors, require such owner to file with the Secretary a bond in such penal sum and in such form as they may deem advisable, and with a surety or sureties approved by them, to indemnify and save harmless the Corporation and any transfer agent or registrar of the Corporation’s stock from any claim, loss, damage or liability which may be occasioned by the issuance of a new certificate in lieu thereof. Upon such bond being so filed, if required, a new certificate for the same number of shares shall be issued to the owner of the certificate so lost or destroyed; and the transfer agent and registrar of stock shall countersign and register such new certificate upon receipt of a written order signed by the said President and Secretary, and thereupon the Corporation will save harmless said transfer agent and registrar in the premises. A Vice President may act hereunder in the stead of the President, and an Assistant Secretary in the stead of the Secretary. In case of the surrender of the original certificate, in lieu of which a new certificate has been issued, or the surrender of such new certificate, or cancellation, the bond of indemnity given as a condition of the issue of such new certificate may be surrendered.

ARTICLE IX

Checks, Notes, etc.

Section 1. Execution of Checks, Notes, etc. All checks and drafts on the Corporation’s bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for the payment of money, shall be signed by such officer or officers, agent or agents, as shall be thereunto authorized from time to time by the Board of Directors.

Section 2. Execution of Contracts, Assignments, etc. All contracts, agreements, endorsements, assignments, transfers, stock powers, or other instruments shall be signed by the President or any Vice President and by the Secretary or any Assistant Secretary or the Treasurer or any Assistant Treasurer, or by such other officer or officers, agent or agents, as shall be thereunto authorized from time to time by the Board of Directors.

Section 3. Voting of Shares Owned by Corporation. The President of the Corporation, or in his absence or disability a Vice President of the Corporation, may authorize from time to time the signature and issuance of proxies to vote upon shares of stock of other companies standing in the name of the Corporation, which proxies may run to the person who executes the same. All such proxies shall be signed in the name of the Corporation by the President or a Vice President and by the Secretary or an Assistant Secretary. The President or a Vice President and the Secretary or an Assistant Secretary are authorized to sign all ballots, consents and/or waivers of notice for shares of stock or other companies standing in the name of the Corporation.

ARTICLE X

Waivers and Consents

Wherever any notice is required to be given by law, or under the provisions of the Certificate of Incorporation or of these Bylaws, such notice may be waived, in writing, signed by the person or persons entitled to such notice, or by his attorney or attorneys thereunto authorized, whether before or after the event or action to which such notice relates.

Whenever the vote of stockholders at a meeting thereof is required or permitted to be taken in connection with any corporate action by any provision of law or of the Certificate of Incorporation or of these Bylaws, the meeting and vote of stockholders may be dispensed with if all the stockholders who would have been entitled to vote upon the action if such meeting were held shall consent in writing to such action being taken.

Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if prior to such action a written consent thereto is signed by all members of the Board or of such committee as the case may be, and such written consent is filled with the minutes of proceedings of the Board or committee.

ARTICLE XI

Dividends

Except as otherwise provided by law or by the Certificate of Incorporation, the Board of Directors may declare dividends out of the surplus of the Corporation at such times and in such amounts as it may from time to time designate.

Before crediting net profits to the surplus in any year, there may be set aside out of the net profits of the Corporation for that year such sum or sums as the Directors from time to time in their absolute discretion may deem proper as a reserve fund or funds to meet contingencies or for equalizing dividends or for repairing or maintaining any property of the Corporation or for such other purpose as the Directors shall seem conducive to the interests of the Corporation.

ARTICLE XII

Inspection of Books

The Directors shall determine from time to time whether, and if allowed when and under what conditions and regulations, the accounts and books of the Corporation (except such as may be statute by specifically open to inspection) or any of them, shall be open to the inspection of the stockholders and the stockholders’ rights in this respect are and shall be restricted and limited accordingly.

ARTICLE XIII

Fiscal Year

The fiscal year of the Corporation shall end on November 30 or on such other date as shall be fixed by resolution of the Board of Directors. After such date is fixed it may be changed for future fiscal years at any time or from time to time by further resolution of the Board of Directors.

ARTICLE XIV

Amendments

These Bylaws may be altered, amended or repealed and new Bylaws adopted by the holders of the Common Stock and Class B Common Stock of the Corporation voting as provided in the Corporation’s Certificate of Incorporation, or by the Board of Directors by a majority vote at any meeting called for that purpose, except as (a) Section 1, 2, 3 or 4 of the Article VII, or this Article XIV, of these Bylaws may only be altered, amended or repealed with the affirmative vote of a majority of the outstanding stock entitled to vote on the election of directors, and (b) Article VI of these Bylaws may only be altered, amended or repealed with the approval of the Independent Directors Committee or with the affirmative vote of the holders of a majority of the shares of Common Stock (voting separate and apart from the Class B Common Stock) which are voting with respect to the alteration, amendment or repeal.

ARTICLE XV

Independent Directors Committee

Section 1. Independent Directors Committee. The Board of Directors shall appoint an Independent Directors Committee consisting of three or more Directors, none of whom is an officer or employee of the Corporation or of a subsidiary of the Corporation, and none of whom is a securityholder, director, officer or employee of LNR Property Corporation (“LNR”) or a subsidiary of LNR. (each, an “Independent Director”). The Chairman of the Independent Directors Committee shall be selected by the Committee.

Section 2. Procedure. All actions of the Independent Directors Committee will require the vote of a majority of the members present at a meeting at which a quorum is present. A quorum of the Independent Directors Committee will be a majority of its members. The Independent Directors Committee, by a vote of a majority of its members, shall fix its own rules of procedure; no change in which shall be made save by a majority vote of its members. Meetings of the Independent Directors Committee will be held at the times and places determined by the Chairman of the Independent Directors Committee or by the vote or written consent of a majority of its members.

Section 3. Transactions Requiring Committee Approval. The Corporation may not take any of the following actions, and the Board of Directors may not approve or authorize any of the following actions (if its approval or authorization is required), unless the action has been approved by the Independent Directors Committee:

(i) Instruct or permit the representatives of the Corporation or a subsidiary on the executive committee of Lennar Land Partners, Lennar Land Partners II, NWHL Investment LLC or LandSource Communities Development LLC, or on the board of directors, the executive committee or the similar governing body of any other entity of which the Corporation and LNR each owns, directly or through subsidiaries, at least 25% of the equity (a “Jointly Owned Entity”) to vote or consent with regard to any item which (a) under the governing instrument of the Jointly Owned Entity, requires approval by the unanimous or supermajority vote of the members of that board of directors, executive committee or similar governing body of the Jointly Owned and (b) involves a transaction between the Jointly Owned Entity or any of its subsidiaries and LNR or any or its subsidiaries, including a business plan of a Jointly Owned Entity that contemplates a transaction with LNR or any of its subsidiaries and that will have the effect of exempting that transaction from any requirement that it be approved by the unanimous or supermajority vote of the members of the board of directors, executive committee or the similar body of the Jointly Owned Entity.

(ii) Contribute, or permit any of its subsidiaries to contribute, any assets to a Jointly Owned Entity (however, a recommendation by the Corporation or a subsidiary that a Jointly Owned Entity acquire a property from an unrelated person will not be deemed a contribution of that property by the Corporation or by a subsidiary and will not require the approval of the Independent Directors Committee).

(iii) Exercise any option to purchase property from a Jointly Owned Entity, unless the terms of the option were approved by the Independent Directors Committee, or revise the exercise price of any such option.

(iv) Purchase any property or other assets from, or sell any property or other assets to, a Jointly Owned Entity (whether on exercise of an option or otherwise), directly or through a subsidiary, in a transaction or series of related transactions as to which the purchase price to be paid by or to the Corporation and its subsidiaries exceeds $10 million, except that approval of the Independent Directors Committee will not be required for a purchase or sale in accordance with an agreement that has been approved by the Independent Directors Committee.

(v) Enter into, or permit any of its subsidiaries to enter into, any transaction with LNR or any of its subsidiaries, except that approval of the Independent Directors Committee will not be required for the Corporation or a subsidiary to carry out a transaction in accordance with an agreement that has been approved by the Independent Directors Committee.

(vi) Enter into, or permit any of its subsidiaries to enter into, an agreement that requires the Corporation or a subsidiary to engage in any transaction of the type described in any of clauses (ii) through (v).

(vii) Agree to any amendment of, or give any waiver or consent under, a material provision of an agreement relating to a transaction of the type described in any of clauses (ii) through (v).

In order to enable the Independent Directors Committee to evaluate transactions which are subject to clauses (ii) through (v), the President of the Corporation will report to the Independent Directors Committee with regard to the exercise by the Corporation of options to purchase properties or other assets from Jointly Owned Entities not less frequently than once each fiscal quarter, and in any event whenever the aggregate amount paid or to be paid by the Corporation and its subsidiaries with regard to exercises which were not previously reported exceeds $25 million.

Section 4. Additional Powers. The Independent Directors Committee may, at the request of the Board of Directors or of the Chief Executive Officer or Chief Financial Officer of the Corporation, review or investigate any transaction or matter involving the Corporation or a subsidiary, whether or not the transaction or matter involves LNR or a jointly owned company.

Section 5. Minutes. The Independent Directors Committee shall keep regular minutes of its proceedings, which will be filed with the minutes of the meetings of the Board of Directors.